Exhibit 99.1

National Commerce Financial Reports First Quarter Earnings

MEMPHIS, Tennessee, (April 17, 2003)—National Commerce Financial Corporation (NYSE: NCF) today announced first quarter 2003 net income of $64.1 million, compared to $74.9 million reported for the first quarter of 2002, a decline of 14.4 percent. Earnings per diluted share was $.31 compared to $.36 per share for the first quarter of 2002, a decline of 13.9 percent. Net income and earnings per diluted share in the first quarter of 2003 were reduced by $12.8 million after-tax, or $.06 per diluted share, from a charge related to the proposed settlement of a class action lawsuit against its First Mercantile business unit. First quarter 2002 net income was reduced by $3.2 million after-tax, or $.02 per diluted share, from conversion/merger expenses. The Company’s return on average assets and return on average shareholders’ equity were 1.22 percent and 9.64 percent, respectively in the first quarter of 2003, compared to 1.55 percent and 12.21 percent, respectively for the first quarter of 2002.

Operating cash earnings, defined as GAAP net income adjusted for core deposit amortization, the First Mercantile charge and conversion/merger expenses, net of tax, were $86.8 million in the first quarter of 2003, down 2.2 percent from $88.7 million in first quarter 2002. Operating cash earnings per diluted share was $.42, down 2.3 percent from $.43 in first quarter 2002. The Company’s operating cash return on average tangible assets and return on average tangible shareholders’ equity were 1.76 percent and 25.33 percent, respectively in the first quarter of 2003 versus 1.97 percent and 29.83 percent in the same period of 2002.

“First quarter 2003 presented numerous challenges to our net interest income. Nevertheless, the non-interest income, non-interest expense, and asset quality of the Company remain very solid,” said Ernest C. Roessler, chairman, president and chief executive officer of NCF. “During 2002, the Company managed its interest rate sensitivity to an asset sensitive position in the expectation of rising rates in the latter part of 2003. The unprecedented rate environment has increased prepayments in our securities and mortgage loan portfolios and caused a change in mix of our loan portfolio as borrowers continue to opt for lower yielding variable rate products. While these factors have compressed the net interest margin in the short-term, we are confident the Company’s asset quality and balance sheet strength will lead to strong long-term results. Throughout the remainder of 2003, interest rate sensitivity will be managed to a more neutral position and prudent expense savings will be implemented throughout the organization to fund our continued expansion commitment in the dynamic Atlanta market and to offset the decline in the net interest margin. National Commerce’s long-term prospects remain very favorable.”

NET INTEREST INCOME

For the first quarter of 2003, taxable equivalent net interest income was $184.4 million, down .9 percent from $186.1 in the first quarter 2002 and 4.4 percent from $192.8 percent in the fourth quarter of 2002, primarily as the result of a lower net interest margin. The Company’s net interest margin declined 41 basis points from 4.39 percent in the first quarter of 2002 and 22 basis points from 4.20 percent in the fourth quarter of 2002. The decline from the fourth quarter of 2002 is attributed primarily to prepayments of collateralized mortgage obligations which resulted in increased premium amortization on the investments and lower overall portfolio yields as higher rate investments were replaced with securities at lower rates. In addition, the Company experienced lower commercial loan yields as a result of fixed rate borrowers opting to refinance into variable rate products and was unable to reduce its deposit costs to the same extent.

The declines in securities and loan yields caused the Company’s average earning asset yield to decline 38 basis points from 6.23 percent in fourth quarter 2002 to 5.85 percent in first quarter 2003. The Company’s average cost of interest-bearing liabilities declined 18 basis points over the same period from 2.36 percent in fourth quarter 2002 to 2.18 percent in first quarter 2003. The Company has taken steps to reduce its asset sensitivity by lowering the risk of prepayments in the investment portfolio while at the same time shortening its maturities of certificates of deposit and other borrowings.

In late March 2003, the Company consummated a securitization transaction which resulted in classifying “one-to-four family” mortgages as available for sale investment securities. The average and period end loan balances were reduced by $50 million and $646 million, respectively, as a result of this transaction. Excluding the impact of the securitization and the December 2002 acquisition of BancMortgage, average first quarter loans outstanding were essentially flat at $12.7 billion compared to $12.8 billion in fourth quarter 2002. Commercial loans and home equity lines of credit continue to experience strong growth, growing at annualized rates of 12.9 percent and 31.8 percent, respectively, over fourth quarter, but were offset by declines in installment and mortgage loans. End of period total loans at March 31, 2002 were $12.3 billion.

ASSET QUALITY

Industry leading asset quality remains a hallmark of the Company. Net charge-offs declined to $7.7 million or .24 percent of average loans in the first quarter of 2003 from $7.8 million or .26 percent of average loans in the first quarter of 2002.

Non-performing assets have remained stable over the last four quarters. At March 31, 2003, non-performing assets totaled $67.8 million or .55 percent of loans, foreclosed real estate, and other repossessed assets, up slightly from $65.6 or .51 percent at December 31, 2002. Non-performing assets at March 31, 2003 included $32.8 million of non-performing loans, $23.0 million of foreclosed real estate, and $12.0 million of other repossessed assets.

The allowance for loan losses at March 31, 2003 was $162.8 million, increasing to 1.33 percent of total loans from 1.26 percent of total loans at December 31, 2002. The current allowance provides a coverage level of 5.23 times first quarter annualized net charge-offs, 4.96 times non-performing loans, and 2.40 times non-performing assets, each significantly above industry levels.

Asset quality ratios for the first quarter of 2003 are impacted by the reduction of average and period end loan balances attributable to the securitization transaction described previously.

NON-INTEREST INCOME

First quarter 2003 non-interest income increased 29.4% percent, excluding investment securities gains, over the year ago quarter. The increase was driven by increases in bank service charges on deposits, mortgage banking revenues, earnings at First Market Bank (the Company’s 49 percent owned, Richmond, Virginia based savings bank) and continued strong performance in the capital markets business of the Company’s Financial Enterprises unit.

The Company’s mortgage banking and capital markets businesses continue to operate at record levels. Mortgage banking, including the December 2002 BancMortgage acquisition, contributed $13.9 million in non-interest income, up from $3.3 million in first quarter 2002, on over $1 billion of residential mortgage loan originations. Similarly, sales of fixed income securities remain strong as financial institution customers are faced with excess liquidity. Capital markets contribution to non-interest income increased $4.7 million in first quarter 2003 to $15.4 million from $10.7 million in first quarter 2002.

First Market Bank, which is accounted for using the equity method of accounting, continues to perform very well, contributing $.9 million in non-interest income for the first quarter, up 79.5 percent from first quarter 2002. During the quarter, average loans at First Market increased to $495.5 million, up 18.4 percent from the year ago quarter. First Market’s average deposits for the first quarter of 2003 increased to $797.1 million, up 16.1 percent from the year ago quarter.

EFFICIENCY

The Company’s operating cash efficiency ratio (which the Company defines as total non-interest expense, less core deposit amortization, the First Mercantile charge and conversion/merger expenses, divided by fully-taxable equivalent net interest income and non-interest income) was 50.69 percent in first quarter 2003, compared to 46.54 percent in first quarter 2002.

The banking cash efficiency ratio for first quarter 2003 was 47.03 percent compared to 42.31 percent in first quarter 2002. The increase in the Company’s cash efficiency ratio and the banking cash efficiency ratio in the first quarter is primarily because of the reduction in net interest income and continued growth in the Company’s mortgage and capital markets businesses, which operate at higher efficiency ratios.

ATLANTA EXPANSION

The Company’s largest and most ambitious expansion remains ahead of schedule. Total deposits for the 32 Atlanta metro branch locations were $452.5 million at March 31, 2003. Average balances within newly opened branches remain ahead of levels experienced in previous de novo expansions with the twenty-three Kroger locations, with an average life of 7 months, having generated average annualized deposit balances of $16.2 million, with a high of $54.0 million. Commercial and private banking offerings began in the first quarter of 2003 and were rewarded with the win of a large cash management/deposit processing relationship of a major national retailer. Twelve additional Kroger locations, as well as four-to-five “hub” locations from the package recently acquired from Wachovia, are scheduled to open throughout the rest of 2003. The remaining Wachovia locations will open throughout the course of 2004.

Supplemental financial tables are available on the Company’s website at www.ncfcorp.com/releases.cfm.

ABOUT NCF

National Commerce Financial Corporation is a diversified financial services company with $22 billion in assets. NCF, headquartered in Memphis, TN, with its operations headquarters in Durham, NC, is a sales and marketing organization that delivers select financial and consulting services through a national network of banking affiliates, operating in 14 of the nation’s fastest growing metropolitan areas, and non-banking affiliates.

NON-GAAP FINANCIAL INFORMATION

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). NCF’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures adjust GAAP performance measures to exclude the effects of unusual litigation related charges and conversion/merger expenses, as well as the amortization of core deposit intangibles. These non-GAAP measures may also exclude other significant gains or losses that are unusual in nature. Since these items and their impact on NCF’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of NCF’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

FORWARD-LOOKING STATEMENTS

These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. NCF does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of NCF; and other economic, competitive, governmental, regulatory and technological factors affecting NCF specifically or the banking industry or economy generally.

NATIONAL COMMERCE FINANCIAL CORPORATION

Current Quarter Financial Highlights

(In Thousands Except Share and Per Share Data)

	Three Months Ended			% Change Fav/(Unfav)	Three Months Ended			% Change Fav/(Unfav)
Earnings and Earnings Per Share	03/31/2003		12/31/2002		03/31/2003		03/31/2002
Revenues (TE)	$293,671		300,137	(2.2)	293,671		271,354	8.2

GAAP net income	$64,090		84,866	(24.5)	64,090		74,899	(14.4)
Conversion/merger expenses, net of tax	—		—	—	—		3,211	(100.0)
First Mercantile litigation, net of tax	12,775		—	—	12,775		—	—
Amortization of core deposit, net of tax	9,933		10,306	(3.6)	9,933		10,620	(6.5)

Operating cash earnings	$86,798		95,172	(8.8)	86,798		88,730	(2.2)

Average basic shares outstanding	205,270,721		205,360,814		205,270,721		205,745,885
Average diluted shares outstanding	206,755,698		206,994,530		206,755,698		208,287,199

Basic EPS—GAAP	$.31		.41	(24.4)	.31		.36	(13.9)
Diluted EPS—GAAP	.31		.41	(24.4)	.31		.36	(13.9)

Basic EPS—Operating Cash	.42		.46	(8.7)	.42		.43	(2.3)
Diluted EPS—Operating Cash	.42		.46	(8.7)	.42		.43	(2.3)

Key Performance Ratios
Net interest margin	3.98%		4.20		3.98		4.39
GAAP efficiency ratio	64.45		55.25		64.45		56.31
Return on average assets	1.22		1.60		1.22		1.55
Return on average equity	9.64		12.70		9.64		12.21
Operating cash efficiency ratio	50.69		48.34		50.69		46.54
Banking operating cash efficiency ratio	47.03		43.73		47.03		42.31
Cash return on average tangible assets	1.76		1.92		1.76		1.97
Cash return on average tangible equity	25.33		28.37		25.33		29.83

Asset Quality Ratios
Loan loss allowance to total loans	1.33%		1.26		1.33		1.31
Net loans charged-off (annualized) to average loans	.24		.22		.24		.26
Nonperforming assets to loans plus foreclosed real estate and other repossessed assets	.55		.51		.55		.39
Loan loss allowance to net charge-offs (annualized)	5.23	x	5.78		5.23		5.05
Loan loss allowance to nonperforming loans	4.96		5.30		4.96		4.89

Selected Average Balances
Assets	$21,292,442		20,981,013	1.5	21,292,442		19,547,879	8.9
Tangible assets	19,986,277		19,661,833	1.7	19,986,277		18,266,619	9.4
Loans (1)	12,789,028		12,803,821	(.1)	12,789,028		12,108,855	5.6
Core deposits	12,734,843		12,586,572	1.2	12,734,843		11,733,235	8.5
Stockholders’ equity	2,695,846		2,650,155	1.7	2,695,846		2,487,581	8.4
Tangible stockholders’ equity	1,389,681		1,330,975	4.4	1,389,681		1,206,321	15.2

Selected Period End Balances
Assets	$21,721,985		21,472,116	1.2	21,721,985		20,086,505	8.1
Tangible assets	20,424,021		20,158,082	1.3	20,424,021		18,726,573	9.1
Loans (1)	12,288,866		12,923,940	(4.9)	12,288,866		12,264,784.2
Core deposits	13,121,371		12,771,186	2.7	13,121,371		12,568,334	4.4
Stockholders’ equity	2,696,014		2,682,432.5		2,696,014		2,502,225	7.7
Tangible stockholders’ equity	1,398,050		1,368,398	2.2	1,398,050		1,142,293	22.4
Shares outstanding	205,009,566		205,408,183		205,009,566		206,163,422
Number of banking offices	483		479		483		445
Number of ATMs	559		554		559		533
Number of full-time equivalent employees (FTE)	5,564		5,490		5,564		5,278

Capital Ratios
Average equity to average assets	12.66%		12.63		12.66		12.73
Average tangible equity to average tangible assets	6.95		6.77		6.95		6.60
Period-end tangible equity to period-end tangible assets	6.85		6.79		6.85		6.10
Risk-based capital ratios:
Tier 1 capital	11.40	E	10.87		11.40	E	10.10
Total capital	12.56	E	12.00		12.56	E	11.30
Leverage ratio	7.99	E	7.91		7.99	E	7.68

E—Estimated

(1)	In late March 2003, the Company consummated a transaction securitizing mortgage loans and retained a majority of the resulting securities. The average and period end balances were reduced by $50 million and $646 million, respectively.